UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The Procter & Gamble Company today issued the following statement reiterating the conclusions contained in its investor presentation:

P&G’s comprehensive investor presentation demonstrates how its transformation into a stronger, more focused and more profitable Company with a market-leading portfolio of innovative brands, is creating shareholder value ahead of industry peers. Since the CEO transition nearly two years ago, P&G has delivered total shareholder return (“TSR”) of 28%, outperforming peers that delivered a TSR of 11%.[i] P&G has also delivered consistently strong operating results over each of the last five years, excluding the effects of currency, while executing its transformation of the Company. As part of the transformation, P&G made significant productivity improvements as well as changes to the Company’s structure that are enabling clear ownership and accountability.

At P&G, we operate with integrity and transparency, so if we make a mistake, we correct it. We have updated the appendix information in the investor presentation to amend peer margins related to a single Trian investment, and we have adjusted the stock price returns of two companies to accurately reflect the impact of corporate restructurings. We have carefully checked all other data and calculations, and we have found no other errors. The changes that were made did not impact the conclusions. As such, we stand by our analysis and conclusions.

The updated appendix is available below and the presentation with the updated appendix is available at https://voteblue.pg.com/our-plan. Additional materials regarding the recommendations of P&G’s Board and management team for the 2017 Annual Meeting of Shareholders can also be found on this website.

[i]	TSR calculations since November 1, 2015. Market data as of September 21, 2017. The peers selected by Trian in its September 6, 2017 White Paper are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. The TSR for “P&G Peers” is a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on September 6, 2017.

Appendix A Background Information on Trian Investments & Company Performance

Scope of Analysis Reviewed all past Trian investments and focused on investments greater than $25 million that Trian held for more than two years Purpose was to better understand performance at companies where Trian had the opportunity to influence operational performance Review is based solely on publicly available information, including company filings, news articles, and Wall Street research Share Price Performance of Precedent Trian Investments Analyzed share price performance during (i) the year prior to the investment, (ii) the investment period, and (iii) the year following exit Compared share price performance to the S&P 500 Index over the same time period in order to understand relative performance Investment entry and exit dates are based on a combination of news articles, press releases, and 13-F filings As part of this analysis, identified occurrences of “pulling forward” share price performance Many investments initiated following period of share price underperformance Following a period where relative performance is pulled forward, there is often a reversal as companies face the lasting effects of Trian’s investment Trian’s Operational Claims Compared to Actual Results Analyzed operational performance of three consumer companies where Mr. Peltz served on the Board (Heinz, Mondelez, and Wendy’s) Reviewed claims and proposals that Trian made during its campaign at these companies, and compared those claims to actual performance following the addition of Mr. Peltz to the Board Following Mr. Peltz’s addition to the Board: Operational results at each of these companies often varied from what Trian initially proposed Regarding revenue, reported volume growth declined noticeably at both Heinz and Mondelez with greater reliance on increases in pricing While it was showcased as a core pillar of Trian’s Heinz campaign, profit margins did not improve and operating profit growth was behind peers during his tenure on the Board Background Information on Trian Investments & Company Performance 73 In addition to speaking to executives and board members that have worked with Mr. Peltz, the Company and its Board reviewed Trian’s past investments to better understand stock price performance and operational performance while Mr. Peltz was involved

Trian Cited P&G's "Recent Underperformance", But Since November 2015 P&G Has Outperformed Peers

In the period since November 1, 2015, P&G created $59 billion of value for its shareholders, while companies where Mr. Peltz sits on the Board created a cumulative value of $4 billion



Total Shareholder Return Comparison
November 1, 2015 to September 6, 2017
28 %
Market Cap(1)
$208 bn
13 %
16 %
23 %
4 %
P&G
P&G Peers(2)
S&P Consumer Staples Index
S&P 500 Index
Peltz Serving on Board
$ TSR = $59 billion
$ TSR = $4 billion

"Peltz on Board" Returns

Company	TSR	Market Cap[1]
Mondelēz International	(9)% *$(7)bn*	$73 bn
Sysco	34% *$8bn*	$25 bn
Madison Square Garden	17% *$1bn*	$4 bn
Wendy's	70% *$2bn*	$3 bn

Source: Bloomberg as of 06-Sep-2017
Note: Peltz Serving on Board TSR represents market cap weighted TSR, based on market capitalization on 30-Oct-2015. Value creation is calculated based on beginning market cap and each company's TSR over the time period. "S&P Consumer Staples Index" and "S&P 500 Index" represent the TSR of indices maintained by Standard & Poor's, which are weighted based on the market capitalization of the index constituents. The TSR for "P&G Peers" is a simple average of TSR which is the same methodology used by Trian in its White Paper from September 6, 2017. The TSR for "Peltz Serving on Board" is a weighted average based on the market capitalization of Madison Square Garden, Mondelez, Sysco and Wendy's.
(1) Represents market cap at beginning of period (30-Oct-2015). Circles are scaled to market cap size.
(2) P&G peers are Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell, Henkel, Kimberly-Clark, L'Oreal, Reckitt Benckiser and Unilever as per Trian's White Paper released on Septermber 6, 2017.

74

Life Cycle of Selected Exited Trian Investments 75 Source: Bloomberg Note: Includes all publicly disclosed past Trian investments, which Trian has exited, greater than $25mm with holding period of at least two years. Returns are based on stock price performance of each company (excluding dividends) and are calculated prior to any fees charged by Trian to its investors. These returns are adjusted for the S&P 500 by subtracting the annualized return of the S&P 500 over the same time period (excluding dividends). (1) Returns are annualized and are all adjusted for S&P 500 returns by subtracting the annualized return of the S&P 500 over the same time period (excluding dividends). Based on public information, we reviewed all exited Trian investments greater than $25mm that were held for more than 2 years. In aggregate, Trian purchased stocks that underperformed the market by 5% in the year up to its investment, saw modest stock price outperformance during Trian’s investment period, and saw modest underperformance after exiting Median Annualized Equity Returns (Relative to S&P 500 Index)(1)

Life Cycle of Selected Exited Trian Investments

Based on public information, we reviewed all exited Trian investments greater than $25mm that were held for more than 2 years

	Step 1: Buy on the Dip	Step 2: Pull Forward Stock Price Performance	Step 3: Companies Face Lasting Effects	Overall Change
	Annualized Equity Returns 1 Year Prior to Announcement (Relative to S&P 500)[(1)]	Annualized Equity Returns 1 Week Post Announcement of Stake Through Exit (Relative to S&P 500)[(1)]	Annualized Equity Returns 1 Year After Trian Exit (Relative to S&P 500)[(1)]	Annualized Equity Returns 1 Year Prior to Trian – 1 Year After Trian Exit (Relative to S&P 500)[(1)]
	Median = (5.0)%	Median (1 Week Post Ann.) = 1.0 % Median (1 Day Pre Ann.) = 1.8 %	Median = (2.5)%	Median = 0.7 %
PepsiCo	5 %	0 %	(8)%	0 %
Lazard	(43)%	15 %	(38)%	(13)%
Ingersoll-Rand	(19)%	1 %	35 %	2 %
State Street	(21)%	3 %	(6)%	(3)%
Family Dollar	11 %	0 %	NA	NA
Legg Mason	(12)%	(9)%	1 %	(9)%
Dr Pepper Snapple	(1)%	32 %	(3)%	12 %
Mondelez (1st Investment)	(5)%	4 %	(2)%	1 %
Cadbury	(5)%	5 %	NA	NA
Tiffany & Co.	3 %	(1)%	39 %	3 %
Chemtura	(5)%	(63)%	Bankrupt	Bankrupt
HJ Heinz	(16)%	7 %	(1)%	3 %
Wendy's (Pre-Merger)	33 %	(5)%	NA	NA

Source: Bloomberg Note: Includes all publicly disclosed past Trian investments, which Trian has exited, greater than $25mm with holding period of at least two years. Returns are based on stock price performance of each company (excluding dividends), and calculated prior to any fees charged by Trian to its investors. Chemtura filed for bankruptcy prior to Trian's exit from the stock. Chemtura exit calculated based on date bankruptcy announced. Heinz exit date calculated as June 30, 2011, the last time period when Trian owned at least 2mm Heinz shares (held 19mm shares from Sep-06 to Dec-07). Family Dollar Stores acquired by Dollar Tree on 06-Jul-2015. Cadbury acquired by Kraft on 08-Mar-2010. Wendy's merged with Triarc on 29-Sep-2008. (1) Returns are annualized and are all adjusted for S&P 500 returns by subtracting the annualized return of the S&P 500 over the same time period (excluding dividends).

76

Performance of Selected Trian Investments During Ownership Period

Investment returns during Trian's ownership period have varied by investment, and in aggregate is in-line with performance of the S&P 500. Many of Trian's highest performing investments were those without a Trian board seat

Annualized Equity Returns 1 Week Post Announcement of Stake Through Exit Day (Relative to S&P500 Index)[(1)(2)]



(17)%
3 %
(11)%
4 %
1 %
5 %
(1)%
0 %
15 %
1 %
3 %
0 %
(9)%
32 %
4 %
5 %
(1)%
Stock down (99)% & Down (63)% vs S&P500
(63)%
7 %
(5)%
Median: 0.9 %
Current and Exited Investments:
Median (1 Week Post Ann.) = 0.9%
Median (1 Day Pre Ann.) = 1.7 %
Exited Investments:
Median (1 Week Post Ann.) = 1.0 %
Median (1 Day Pre Ann.) = 1.8 %
General Electric
Sysco
Pentair
Bank of New York Mellon
E. I. du Pont de Nemours
Wendy's (Post-Merger)
Mondelez (2nd Investment)
PepsiCo
Lazard
Ingersoll-Rand
State Street
Family Dollar Stores
Legg Mason
Dr Pepper Snapple Group
Mondelez (1st Investment)
Cadbury
Tiffany and Co.
Chemtura
HJ Heinz
Wendy's (Pre-Merger)
Trian Board Seat
Peltz Board Seat

Source: Bloomberg

Note: Includes all publicly disclosed Trian investments, current and exited, greater than $25mm with holding period of at least two years. Returns are based on stock price performance of each company (excluding dividends), and calculated prior to any fees charged by Trian to its investors. Chemtura filed for bankruptcy prior to Trian's exit from the stock. Chemtura exit calculated based on date bankruptcy announced. Heinz exit date calculated as June 30, 2011, the last time period when Trian owned at least 2mm Heinz shares (held 19mm shares from Sep-06 to Dec-07). (1) Returns are annualized for holding periods greater than one year and are all adjusted for S&P 500 returns by subtracting the annualized return of the S&P 500 over the same time period (excluding dividends). (2) For current investments, exit date assumed to be Sep 1, 2017.

77

Performance of Selected Trian Investments During Ownership Period

Investment returns during Trian's ownership period have varied by investment, and in aggregate is in-line with performance of the S&P 500. Many of Trian's highest performing investments were those without a Trian board seat

Annualized Equity Returns 1 Day Prior to Announcement of Stake Through Exit Day (Relative to S&P500 Index)(1)(2)



(14)%
8 %
(10)%
5 %
3 %
2 %
(1)%
1 %
18 %
2 %
2 %
2 %
(9)%
32 %
4 %
10 %
(0)%
(63)%
8 %
(3)%
Median: 1.7 %
Stock down (99)% & Down (63)% vs S&P500
Current and Exited Investments:
Median (1 Week Post Ann.) = 0.9%
Median (1 Day Pre Ann.) = 1.7 %
Exited Investments:
Median (1 Week Post Ann.) = 1.0 %
Median (1 Day Pre Ann.) = 1.8 %
General Electric
Sysco
Pentair
Bank of New York Mellon
E. I. du Pont de Nemours
Wendy's (Post-Merger)
Mondelez (2nd Investment)
PepsiCo
Lazard
Ingersoll-Rand
State Street
Family Dollar Stores
Legg Mason
Dr Pepper Snapple Group
Mondelez (1st Investment)
Cadbury
Tiffany and Co.
Chemtura
HJ Heinz
Wendy's (Pre-Merger)
Trian Board Seat
Peltz Board Seat

Source: Bloomberg

Note: Includes all publicly disclosed Trian investments, current and exited, greater than $25mm with holding period of at least two years. Returns are based on stock price performance of each company (excluding dividends), and calculated prior to any fees charged by Trian to its investors. Chemtura filed for bankruptcy prior to Trian's exit from the stock. Chemtura exit calculated based on date bankruptcy announced. Heinz exit date calculated as June 30, 2011, the last time period when Trian owned at least 2mm Heinz shares (held 19mm shares from Sep-06 to Dec-07). (1) Returns are annualized for holding periods greater than one year and are all adjusted for S&P 500 returns by subtracting the annualized return of the S&P 500 over the same time period (excluding dividends). (2) For current investments, exit date assumed to be Sep 1, 2017.

78

Holding Periods of P&G’s Top Shareholders Far Exceed Those of Trian Source: Thomson Note: Ownership data from later of 1997 and firm inception. Includes all Trian investments, regardless of size. Top 25 Institutional Shareholders exclude Trian Partners. (1) According to the Trian Group’s own website, their holding period is “3 - 5+ years on average.” Trian’s publicly stated target investment holding period is 3-5 years(1) and when analyzing all past investments, the median holding period for investments owned for at least one year is approximately 2.5 years Investment Holding Period Over Last 20 Years Trian P&G’s Top 25 Institutional Shareholders (Ex. Index Investors) Holding Period of All Current and Past Investments (Median) Holding Period of P&G Investment

Mondelez Organic Sales and Volume Growth Declined Beginning in 2014 Source: Mondelez company filings Note: Adj. Operating Income margin not available for FY2012 as figures restated for coffee divestiture not available. Results since FY2013 restated for coffee divestiture. (1) Trian’s July 17, 2013 PepsiCo White Paper detailed its recommendation to pursue a transaction with Mondelez. Mondelez volume growth has been negative every year since Mr. Peltz was appointed to the Board Volume Growth Organic Sales Growth 4.4% 3.9% 2.4% 3.7% 1.3% (1.0)% Pricing Growth 3.3% 0.5% 4.5% 6.8% 1.6% 1.1 % Adj. Operating Income Margin - 10.6% 12.0% 13.0% 15.3% 16.3 % Pre-Trian Board Seat Organic Growth Avg = 4.2 % Volume / Mix Avg. = 2.3 % Pricing Avg. = 1.9 % Post-Trian Board Seat Organic Growth Avg = 1.6 % Volume / Mix Avg. = (1.9)% Pricing Avg. = 3.5 % Mar-2013 Trian amasses $1.2bn stake in Mondelez and $1.0bn stake in PepsiCo with agenda of facilitating merger(1) Jan-2014 Nelson Peltz appointed to the Board of Mondelez

Mondelez Sales Growth During Trian Board Tenure Source: Mondelez company filings (1) Trian’s July 17, 2013 PepsiCo White Paper detailed its recommendation to pursue a transaction with Mondelez. Since Trian’s appointment to the Board, Mondelez transitioned from volume-led organic sales growth to pricing-led organic sales growth at nearly half the rate Oct-2012 Completion of spin-off Mar-2013 Trian amasses $1.2bn stake in Mondelez and $1.0bn stake in PepsiCo with agenda of facilitating merger(1) Jan-2014 Nelson Peltz appointed to the Board of Mondelez

82 Source: Press releases (1) Adjusted Operating Margin excludes Coffee. (2) Confectionery Peer Median includes Hershey and Nestlé. Mondelez’s operating margins were materially below peers in 2013 2013 Adjusted Operating Margin(1) 2016 Adjusted Operating Margin(1) (2) (2) (6.6) ppts deficit vs. peer median (2.5) ppts deficit vs. peer median 2016 Improvement vs. 2013 +4.7 ppts +0.6 ppts Mondelez Operating Margin Improvement Compared to Peers 10.6% 17.2 % Mondelez Confectionery Peer Median 15.3% 17.8 % Mondelez Confectionery Peer Median

Mondelez Operating Margin Improvement Compared to Peers 83 Source: Press releases (1) Adjusted Operating Margin excludes Coffee. Mondelez’s operating margins were materially below peers in 2013 2013 Adjusted Operating Margin(1) 2016 Adjusted Operating Margin(1) +4.7 ppts +0.1 ppts +1.2 ppts 2016 Improvement vs. 2013

Review of Trian’s “Plan to Enhance Value at Heinz” Source: Trian’s Heinz position paper dated 23-May-2006, Heinz company filings Trian used cost savings as a platform to get onto Heinz’s Board Heinz’s results following Trian’s addition to the Board do not reflect Trian’s proposals Trian’s Recommendations at Heinz What Happened Increase Margins Increase gross margins 200bps Reduce SG&A as % of sales 500bps Generate $575mm in savings (7.5% of sales) Margins remained flat throughout Peltz’s tenure on the Board More Efficient Spending Optimize deals and allowance spending Generate another $300mm in savings (~2.9% of Gross Revenue) Reinvest deals and allowance savings in advertising and innovation No major impact on margins or increase in ad spending Divest Non-Core Businesses Focus on key brands and geographies Divest Infant Nutrition and ABC Potential proceeds of $894mm Heinz still owns Infant Nutrition and ABC today Share Repurchase Increase leverage to 3.5x Net Debt / EBITDA "or more“ Lower minimum cash balance to $200mm Repurchase shares with proceeds from recapitalization, lower cash balance, divestitures Heinz did repurchase more shares

Heinz Organic Sales Growth During Trian Ownership Source: Heinz company filings During Trian’s ownership, Heinz transitioned from volume-led organic sales growth to pricing-led organic sales growth 102% Volume-Driven 87% Pricing-Driven Organic Sales Growth Other Impacts Reported FYE (April) Volume Pricing Overall Organic FX Acq. / Div. Growth FY2005 2.4% 0.0% 2.4% 3.5% 0.4% 6.3% FY2006 3.8% (0.1)% 3.7% (1.5)% 4.4% 6.7% FY2007 0.7% 2.1% 2.8% 2.9% (1.6)% 4.1% FY2008 3.6% 3.3% 6.9% 5.1% (0.2)% 11.9% FY2009 (1.1)% 7.1% 6.0% (6.6)% 1.9% 1.3% FY2010 (1.3)% 3.4% 2.1% 0.5% 2.2% 6.9% FY2011 0.7% 1.2% 1.9% (0.5)% 0.6% 2.0% FY2012 (0.3)% 3.8% 3.5% 1.8% 3.5% 8.8% Average Sales Growth Comparison Pre-Trian (FY2005-FY2006) (0.1)% 3.1% With Trian (FY2007-FY2011) 0.5% 3.4% 3.9% 3.1%

Margins at Heinz Did Not Improve During Trian’s Tenure One of Trian’s primary proposals was to improve margins at Heinz, however following joining the Board, margins did not improve Heinz Gross Margins Heinz SG&A % of Sales EBIT Margins Source: Public filings Note: 2006 financials based on results from continuing operations excluding special items. 2006 gross profit adjusted for $17.4mm of separation, downsizing and integration costs and $74.1mm of net loss on disposals and impairments. 2006 EBIT adjusted for $146.7mm of separation, downsizing and integration costs and $89.7mm of net loss on disposals and impairments. Trian’s Promise: 200 bps Actual: 7 bps Trian’s Promise: 500 bps Actual: (30) bps Trian’s Promise: 700 bps Actual: (23) bps Trian won 2 Board seats on 08-Sep-2006

Heinz Operating Profit Growth and EPS Growth Below Peers After Normalizing Change in Tax Rate

From 2006-2011 Heinz grew EPS at an annualized rate of approximately 9%, but earnings growth was below peers after normalizing for a change in tax rate

FY2006 – FY2011 EBIT CAGR


4.1 %
5.2 %
Heinz
North American Food Peer Median

FY2006 – FY2011 EPS CAGR


8.6 %
5.6 %
6.5 %
Heinz
Heinz (Normalizing for Change in Tax Rate)(1)
North American Food Peer Median

Source: Company filings

Note: North American Food peers include Campbell, ConAgra, General Mills, Hershey, Kellogg and Kraft Foods.

(1) Average impact of normalized taxes on bottom line calculated as difference between 2006 – 2011 net income CAGR and profit before tax CAGR for all peers. Tax impact on Heinz's bottom line calculated as difference between 2006 – 2011 net income CAGR and profit before tax CAGR. Excess impact of taxes in Heinz's case quantified as difference between tax impact on Heinz's bottom line less average tax impact on peers' bottom line. Normalized EPS CAGR for Heinz calculated by subtracting this excess impact of taxes on Heinz's bottom line from actual 2006 – 2011 Heinz EPS CAGR.

87

Reduction in Tax Rate Was a Driver of Heinz’s Earnings Growth Source: Company filings Heinz’s change in tax rate from 2006-2011 helped improve earnings growth Heinz Effective Tax Rate U.S. Federal Statutory Tax Rate 35.0% 35.0% 35.0% 35.0% 35.0% 35.0% Tax on Income of Foreign Subsidiaries (3.6) (5.4) (4.9) (4.1) (4.3) (5.6) Changes in Valuation Allowances 0.0 0.0 0.0 0.6 0.2 (0.8) Earnings Repatriation 4.3 9.6 3.2 0.4 1.2 2.9 Tax Free Interest 0.0 0.0 (1.2) (2.5) (4.6) (4.1) Effects of Revaluation of Tax Basis of Foreign Assets (2.3) (4.6) (2.4) (0.7) (0.5) (1.6) Audit Settlements and Changes in Uncertain Tax Positions 0.0 0.0 0.0 0.0 (1.3) 0.0 Other 2.8 (5.0) 0.6 (0.3) 2.1 0.4 Effective Tax Rate 36.2% 29.6% 30.3% 28.4% 27.8% 26.2% Trian won 2 seats on the Board on 08-Sep-2006

Trian’s “Recipe for Successful Value Creation” at Wendy’s Source: Company filings, press releases and Trian’s letter to Wendy’s dated December 12, 2005 Trian used a variety of operational and strategic arguments against Wendy’s Trian’s Recommendations at Wendy’s What Happened Increase Margins Increase EBITDA to $463 million (68% increase) Increase EBITDA margins to be at least even with Wendy’s peer group average of about 22% Margins remained flat for many years post-campaign till the adoption of refranchising model Immediate 100% Tax-Free Spin Off of Tim Hortons In lieu of management’s decision to IPO 15% - 18% Add $500 million of third-party debt to Tim Hortons, to be valued at $32 - $38 per share or 12.5x – 14.5x LTM EBITDA Begin processes for the sale of all ancillary brands: Baja Fresh, Café Express and Pasta Pomodoro Wendy’s spun-off 82.75% ownership in Tim Horton’s in 2006 Baja Fresh, Café Express and Pasta Pomodoro were also sold off during this time Strategic Initiatives / Share Repurchase Execute on strategic initiatives, including the closure of 40-45 stores, sale of approximately 200 real estate sites and reduction of new store development Use after-tax net proceeds of $177 million to repurchase Wendy’s standalone stock Store closures were modest at best and refranchising was not done Wendy’s did not repurchase any stock until 2010 Reduce Costs Immediately begin programs to cut corporate costs, excessive overhead and restaurant operating costs by $200 million Wendy’s margins did not improve until 2013 refranchising

Comparison of Wendy's Results vs. Burger King

Margin improvement at Wendy's was modest, and improved after Burger King implemented refranchising and cost initiatives

Wendy's Adjusted EBITDA Margin[1]

Mar-2006 Wendy's settles with Trian and adds 3 directors nominated by Trian

Apr-2008 Wendy's and Triarc (Arby's) sign merger agreement

Sep-2008 Nelson Peltz added to the Board

Jul-2013 Wendy's announces plan to refranchise

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Adjusted EBITDA Margin	11 %	9 %	12 %	11 %	12 %	12 %	14 %	13 %	15 %	19 %	21 %	27 %
EV on 31-Dec	$6,882	$3,289	$2,601	$3,342	$3,052	$2,990	$2,954	$2,842	$4,299	$4,483	$5,173	$5,682
# of Stores[4]	6,746	6,673	6,645	6,630	6,541	6,576	6,594	6,560	6,557	6,515	6,479	6,537
# Comp. Owned[4]	1,502	1,465	1,414	1,406	1,391	1,394	1,417	1,427	1,183	957	632	330
% Franchised[4]	78 %	78 %	79 %	75 %	75 %	75 %	79 %	78 %	82 %	85 %	90 %	95 %

Burger King Adjusted EBITDA Margin[5]

Sept-2010 3G announces acquisition of Burger King

Apr-2012 Burger King merges with SPAC

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Adjusted EBITDA Margin	16%	17%	17%	18%	17%	18%	25%	33%	58%	69%	69%	71%
EV on 31-Dec	-	-	-	-	-	-	$3,260[2]	-	-	$32,255[3]	$30,347	$34,648
# of Stores[5]	7,720	7,534	11,283	11,565	11,925	12,174	12,512	12,997	13,667	14,372	15,003	15,738
# Comp. Owned[5]	844	878	1,303	1,360	1,429	1,387	1,295	418	52	52	76	71
% Franchised[5]	89 %	88 %	88 %	88 %	88 %	89 %	90 %	96 %	99 %	99 %	99 %	99 %

90

Source: Press releases Note: Wendy's has December fiscal year end, Burger King has June fiscal year end through 2010, and then December fiscal year end for 2011 – 2016.[1] Margins represent whole company data for all years. [2] EV of Burger King's sale to 3G as announced on 01-Sept-2010. [3] EV as of 15-Jan-2015.[4] Restaurant data represents only Wendy's banner. [5] Represents only the Burger King banner.

Combining Wendy’s With Arby’s Reversed Trian’s “Action Plan” Source: Press releases, SEC Filings, and Capital IQ as of 06-Sep-2017 (1) Permission to quote neither obtained nor sought.(2) $80 million of tax benefit to Wendy’s not included in EV. “I am delighted to announce the completion of this merger, which creates a world-class company with the strength, scale and expertise necessary to thrive in a competitive restaurant environment. As one company, we are well-positioned to deliver long-term value to our stockholders through enhanced operational efficiencies, improved product offerings, shared services and strong human capital.” – Roland Smith, Arby’s CEO, 29-Sep-2008 “Wendy's needs to cease operating as an inefficient holding company. Accordingly, we are asking management to commence an immediate 100% tax-free spin off of Tim Hortons, sell all of its ancillary brands (Baja Fresh, Cafe Express and Pasta Pomodoro) and focus on significantly improving the operating performance of Wendy's Standalone.” – Trian Schedule 13D, 13-Dec-2005 Trian’s Campaign Against Wendy’s In 2005, Trian advocated for Board Representation Trian pushed for greater focus on “Wendy’s standalone” Campaign stressed on the importance of quicker spin-off of Tim Hortons and divestiture of other chains Three directors nominated by Trian added to the Board in 2006 Sep-2006: Wendy’s completes Tim Horton’s spin off Oct-2006: Wendy’s announces sale of Baja Fresh for $31mm Jul-2007: Wendy’s completes sale of Cafe Express for undisclosed price Dec-2009: Wendy’s completes sale of Pasta Pomodoro for undisclosed price Merger Between Wendy’s and Triarc (Arby’s) In 2008, Trian orchestrated a merger between its 10% owned Wendy’s and its 26% owned Triarc (Arby’s) This was counter to action plan focus on “Wendy’s standalone” Arby’s was sold just 3 years later in an arm’s length transaction at ~$1bn lower value “The real problem at the Company today is the continually deteriorating operating performance of the Wendy's Old Fashioned Hamburgers business on a standalone basis.” – Trian Schedule 13D, 13-Dec-2005 “Same-store sales for Arby’s in 2010 fell 9.2% to $966 million, a steeper fall that its partner Wendy’s, which saw sales drop by 2.7% to $2.1 billion. The company is competing with the more successful performance of fast-food giant McDonald’s, which has been seeing comparative store sales increase in the first two quarters of 2011. Arby’s has seen little improvement in sales thus far.” – Heather Struck(1), Forbes, 13-Jun-2011 Apr-2008 EV: $1.3bn Jun-2011 EV: $350mm(2)

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.